Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated December 13, 2010

Relating to Preliminary Prospectus dated December 13, 2010

Registration No. 333-168535

FREE WRITING PROSPECTUS

This free writing prospectus is being filed to advise you of the availability of a revised preliminary prospectus, dated December 13, 2010 (the “Revised Preliminary Prospectus”), included in Amendment No. 6 to the Registration Statement on Form S-1 (File No. 333-168535) of Walker & Dunlop, Inc. (the “Company”), as filed with the Securities and Exchange Commission on December 13, 2010 (as so amended, the “Registration Statement”), relating to the Company’s proposed offer and sale of shares of its common stock, and to provide you with a hyperlink to the current version of the Registration Statement. This free writing prospectus relates only to the securities described in the Registration Statement, is only a summary of the changes included in the Revised Preliminary Prospectus and should be read together with the Revised Preliminary Prospectus included in the Registration Statement, including the section entitled “Risk Factors” beginning on page 13 of the Revised Preliminary Prospectus.

To review the Revised Preliminary Prospectus included in the Registration Statement, click the following link on the SEC web site at www.sec.gov as follows (or if such address has changed, by reviewing the Company’s filings for the relevant date on the SEC web site):

http://www.sec.gov/Archives/edgar/data/1497770/000104746910010358/a2200594zs-1a.htm

Recent Development Regarding Composition of the Board of Directors

On December 13, 2010, Robert A. Wrzosek resigned from the Company’s board of directors.  Mr. Wrzosek is a designee of Column Guaranteed LLC, or Column, an affiliate of Credit Suisse Securities (USA) LLC, or Credit Suisse.  Column has informed the Company that Mr. Wrzosek’s resignation is solely to facilitate Column’s compliance with certain regulatory requirements that are applicable to it and its affiliate Credit Suisse. Edmund F. Taylor, who is also a Column designee, remains on our board of directors. Therefore, upon completion of this offering, our board of directors will consist of eight members, of which five are independent within the meaning of the NYSE listing standards.

Accordingly, the following related disclosures are updated in the Registration Statement:

Stockholders’ Agreement

Upon completion of this offering, we will enter into a stockholders agreement with Column, William Walker, our Chairman, President and Chief Executive Officer, and Mallory Walker, the father of William Walker and our former Chairman. Pursuant to this agreement, we have agreed to nominate one Column designee, currently Mr. Taylor, for election as a director at our 2011 annual meeting of stockholders, and William Walker and Mallory Walker have agreed to vote the shares of common stock owned by them for the Column designee at the 2011 annual meeting of stockholders and at any special meeting of stockholders at which directors are to be elected that occurs within six months after the expiration of Column’s lock-up agreement entered into in connection with this offering.

Common Stock to be Outstanding After This Offering

Upon closing of this offering, 21,889,855 shares of the Company’s common stock, par value $0.01 per share, will be outstanding, including an aggregate amount of up to 481,684 shares of restricted stock expected to be granted under our Equity Incentive Plan, which includes grants of up to 469,684 shares of restricted stock to certain of our employees, including our executive officers, vesting ratably on each anniversary date of grant over the next three years, and 12,000 shares of restricted stock to our non-employee directors, vesting on the one-year anniversary date of grant.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING.

YOU MAY OBTAIN THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV OR BY CLICKING ON THE LINK ABOVE. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND TO YOU THE PROSPECTUS IF YOU REQUEST IT BY CONTACTING CREDIT SUISSE SECURITIES (USA) LLC, ATTENTION: PROSPECTUS DEPARTMENT, ONE MADISON AVENUE, NEW YORK, NEW YORK 10010, OR BY CALLING 1-800-221-1037; KEEFE, BRUYETTE & WOODS, ATTENTION: PROSPECTUS DEPARTMENT, 787 SEVENTH AVENUE, 4TH FLOOR, NEW YORK, NY 10019, OR BY CALLING 1-800-966-1559; OR MORGAN STANLEY & CO. INCORPORATED, ATTENTION: PROSPECTUS DEPARTMENT, 180 VARICK STREET, NEW YORK, NEW YORK 10014, EMAIL: prospectus@morganstanley.com.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.